UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 5, 2009

 Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.

 (Exact name of registrant as specified in its charter)

Commission file number 000-24939

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101

(Address of principal executive offices including zip code)

(626) 768-6000

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On November 12, 2009, East West Bancorp, Inc (the “Company”)  filed a Current Report on Form 8-K to report that its wholly owned subsidiary, East West Bank (the “Bank”) , had entered into a definitive agreement with the Federal Deposit Insurance Corporation ( the “FDIC”) on November 6, 2009, pursuant to which East West Bank acquired certain assets and assumed certain liabilities of United Commercial Bank (“ United Commercial Bank “), a California state-chartered bank headquartered in San Francisco, California ( the “UCB Acquisition”).  In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and Item 3.02 and to provide financial information required by item 9.01.  In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission, the Company has omitted certain financial information of United Commercial Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the UCB Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective November 6, 2009, the Bank acquired certain assets and assumed certain liabilities of United Commercial Bank from the FDIC as receiver for United Commercial Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and FDIC on November 6, 2009 (the “Purchase and Assumption Agreement”).  The UCB Acquisition included all 63 U.S. branches of United Commercial Bank, which opened as branches of the Bank as of Monday, November 9, 2009.  It also included the Hong Kong branch of United Commercial Bank and United Commercial Bank (China) Limited, the subsidiary of United Commercial Bank headquartered in Shanghai, China. The Bank’s acquisition of this Chinese subsidiary has passed preliminary review by the China Banking Regulatory Commission.  In the event that the China Banking Regulatory Commission does not approve the transfer of United Commercial Bank (China) Limited, the Bank is entitled to require the FDIC to purchase United Commercial Bank (China) Limited. The term of this option expires 180 days after November 6, 2009, unless extended by the FDIC.

Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of United Commercial Bank with a fair value of approximately $9.86 billion, including $5.90 billion of loans, $1.56 billion of investment securities, $93.5 million of Federal Home Loan Bank stock, $599.0 million of cash and cash equivalents, $147.4 million of securities purchased under sale agreements, $38.0 million of other real estate owned (“OREO”), and $207.6 million of other assets.  Liabilities with a fair value of approximately $9.57 billion were also assumed, including $6.53 billion of insured and uninsured deposits, but excluding certain brokered deposits, $1.84 billion of Federal Home Loan (“FHLB”) advances, $858.2 million of securities sold under agreements to repurchase, $90.6 million in other borrowings and $254.2 million of other liabilities.  The fair values of the assets acquired and liabilities assumed were determined based on the requirements of FASB Topic 820: Fair Value Measurements and Disclosures.   The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of November 6, 2009, and the accompanying notes thereto, are attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). The foregoing fair value amounts are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.  The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the bank against claims with respect to liabilities of United Commercial Bank not assumed by the Bank and certain other types of claims listed in the Agreement. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of January 21, 2010.

In connection with the UCB Acquisition, the Bank entered into a loss sharing agreement (the “shared-loss agreement”) with the FDIC that covered approximately $5.66 billion and $38.0 million of United Commercial Bank’s loans and OREO respectively.  The Bank will share in the losses, which begins with the first dollar of loss occurred, of the loan pools (including single family residential mortgage loans, commercial loans, foreclosed loan collateral and other real estate owned) covered (“covered loans”) under the shared-loss agreement.  Pursuant to the terms of the shared-loss agreement, the

FDIC is obligated to reimburse the Bank 80% of eligible losses of up to $2.05 billion with respect to covered loans.  The FDIC will reimburse the Bank for 95% of eligible losses in excess of $2.05 billion with respect to covered loans. The Bank has a corresponding obligation to reimburse the FDIC for 80% or 95%, as applicable, of eligible recoveries with respect to covered loans.

The shared-loss agreement for commercial and single family residential mortgage loans is in effect for 5 years and 10 years, respectively, from the November 6, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

On January 14, 2020, the Bank is required to pay to the FDIC 50% of the excess, if any of (i) $410 million over (ii) the sum of (A) 25% of the asset discount plus (B) 25% of the Cumulative Shared-Loss Payments plus (C) the Cumulative Servicing Amount if net losses on covered loans subject to the stated threshold is not reached. As of December 31, 2009, the estimate for this liability is zero.

The shared-loss agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $1.14 billion on the acquisition date.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of United Commercial Bank as part of the purchase and assumption agreement. However, the Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC. The term of these options expires 90 days after November 6, 2009, unless extended by the FDIC. Acquisition costs of the real estate and furniture and equipment will be based on current appraisals and determined at a later date. Currently all banking facilities and equipment are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreements and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to this Amendment and is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Private Placement, the Company paid a fee of $14,020,000 to the Company’s financial advisor, which acted as placement agent in the Private Placement.

Item 9.01 Financial Statement and Exhibits

(a) Financial Statements of Businesses Acquired and Exhibits

Discussion

As set forth in Item 2.01 above, on November 6, 2009, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of United Commercial Bank pursuant to the purchase and assumption agreement with the FDIC.  A narrative description of the anticipated effects of the acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Statement, which is attached hereto as Exhibit 99.1.

The acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of United Commercial Bank constitutes a business acquisition as defined by FASB Accounting Standard Codification Topic 805: Business Combinations. Accordingly, the assets acquired and liabilities assumed as of November 6, 2009 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the acquisition, the Bank purchased $5.90 billion in loans at fair value, net of a $1.71 billion discount. This amount represents approximately 42 % of the Company’s total loans (net of the allowance for loan losses) at November 30, 2009. Other real estate acquired was $38.0 million at fair value.  Approximately $291.5 million in net after-tax gain, an FDIC indemnification asset of 1.1 billion and a $74.4 million core deposit intangible were recorded in connection with this transaction.

The Bank acquired $599.0 million in cash and cash equivalents, $1.56 billion in investment securities at fair value and $147.4 million in securities purchased under sale agreements. A portion of the cash and securities acquired have been retained to create additional liquidity and a portion has been utilized to reduce the $858.2 million of acquired securities sold under repurchase agreements..

Investment Portfolio

The Bank acquired $1.56 billion of investment securities at estimated fair market value in the UCB Acquisition.  The acquired securities were predominantly U.S. Treasury securities, U.S. Government agency and U.S. Government sponsored enterprise debt securities and U.S. Government agency and U.S. Government sponsored enterprise mortgage-backed securities.

The following table present the composition of the investment securities portfolio acquired at November 6, 2009:

November 6, 2009
(In thousands)

U.S. Treasury securities	$301,853
U.S. Government agency and sponsored enterprise debt securities	455,388
U.S. Government agency and sponsored enterprise mortgage-backed securities	779,503
Corporate debt securities	6,101
Other securities	18,601
Investment securities	$1,561,446

In addition, the Company also acquired $93.5 million in Federal Home Loan Bank (“FHLB”) Stock and investments in affordable housing partnerships with a fair value of $41.6 million.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at November 6, 2009:

	Within One Year		After One But Within Five Years		After Five But Within 10 Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Treasury securities	$181,676	0.12%	$120,177	1.14%	$-		$-		$301,853	0.53%
U.S. Government agency and sponsored enterprise debt securities	-		120,853	2.23%	334,535	4.61%			455,388	3.98%
U.S. Government agency and sponsored enterprise mortgage-backed securities	-		2,498	4.41%	83,106	4.34%	693,899	4.39%	779,503	4.38%
Corporate debt securities	-		6,101	2.16%	-		-		6,101	2.16%
Other securities	-		-		2,747	5.11%	15,854	5.11%	18,601	5.11%

Total investments	$ 181,676	0.12%	$249,629	1.73%	$420,388	4.56%	$, 709,753	4.40%	$1,561,446	3.52%

Subsequent to November 6, 2009, $1.25 billion of investment securities were sold with a gain of approximately $2.4 million.

Covered loans

The following table presents the balance of each major category of loans acquired in the UCB Acquisition as of November 6, 2009:

	November 6, 2009
		% of
	Amount	Loans
Real estate loans:
Residential single family	$656,862	9%
Residential multifamily	1,185,739	16%
Commercial and industrial real estate	2,480,439	34%
Construction	1,469,772	20%
Total real estate loans	5,792,812	79%
Other loans:
Commercial business	1,401,167	19%
Other consumer	105,324	2%
Total other loans	1,506,491	21%
Total covered loans	7,299,303	100%
Total discount resulting from acquisition date fair value	(1,638,871)
Net Loans	$5,660,432

The Bank also acquired other real estate owned with a fair value of $38.0 million. The Bank refers to the loans and other real estate owned acquired in the UCB Acquisition, as “covered loans” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreement. Covered loans do not include the acquired loans of United Commercial Bank (China) Limited with a fair value of $236.5 million.

At the November 6, 2009 acquisition date, the Bank estimated the fair value of the UCB Acquisition loan portfolio at $5.90 billion, which represents the expected discounted cash flows from the portfolio.  In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference.

The nonaccretable difference represents an estimate of the credit risk in the UCB Acquisition loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

As part of the loan portfolio fair value estimation, the Bank established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC.  The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC.  Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset.  Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans under the shared-loss agreements with the FDIC are reported in loans exclusive of the estimated FDIC indemnification asset.  The covered loans acquired in the UCB Acquisition transaction are and will continue to be subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the November 6, 2009 acquisition date, such deterioration will be measured through the Bank’s loss reserving methodology and a provision for credit losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC indemnification asset.

A summary of the covered loans (excluding OREOs) acquired in the UCB Acquisition as of November 6, 2009 and the related discount is as follows:

	Credit-impaired Loans	Other Loans	Total
	(In thousands)
Real estate loans:
Residential single family	$23,042	$633,820	$656,862
Residential multifamily	164,754	1,020,985	1,185,739
Commercial and industrial real estate	918,348	1,562,091	2,480,439
Construction	1,304,112	165,660	1,469,772
Total real estate loans	2,410,256	3,382,556	5,792,812
Other loans:
Commercial business	702,486	698,681	1,401,167
Other consumer	636	104,688	105,324
Total other loans	703,122	803,369	1,506,491
Total loans	3,113,378	4,185,925	7,299,303
Total discount resulting from acquisition date fair value	(1,108,059)	(530,812)	(1,638,871)
Net loans	$2,005,319	$3,655,113	$5,660,432

Credit-impaired covered loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that the Bank will not collect all contractually required principal and interest payments. Generally, the acquired loans that meet the Bank’s definition for nonaccrual status fall within the definition of credit-impaired covered loans.

The undiscounted contractual cash flows for the covered credit-impaired loans and covered other loans are $3.41 billion and $5.55 billion, respectively. The undiscounted estimated cash flows not expected to be collected for the covered credit-impaired loans and covered other loans are $1.20 billion and $1.06 billion, respectively.

The accretable yield on credit-impaired loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At November 6, 2009, such accretable yield was approximately $208.1 million.  Credit-impaired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of November 6, 2009.  The amounts shown in the table are unpaid balances.

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Real estate loans:
Residential single family	$	$	$656,862	$656,862
Residential multifamily			1,185,739	1,185,739
Commercial and industrial real estate	570	1,698,352	781,517	2,480,439
Construction	1,433,380	36,392		1,469,772
Total real estate loans	1,433,950	1,734,744	2,624,118	5,792,812
Other loans:
Commercial business	278,310	1,122,857		1,401,167
Other consumer	4,008	2,751	98,565	105,324
Total other loans	282,318	1,125,608	98,565	1,506,491
Total loans	$1,716,268	$2,860,352	$2,722,683	$7,299,303

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Total fixed rate	$55,061	$908,892	$471,441	$1,435,394
Total variable rate	1,661,208	1,951,460	2,251,241	5,863,909
Total	$1,716,269	$2,860,352	$2,722,682	$7,299,303

Deposits

The UCB Acquisition increased the Bank’s deposits by $6.53 billion at November 6, 2009. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	November 6 , 2009
	Amount	Rate
	(Dollars in thousands)
Non-interest bearing	$898,383	—
Interest checking	289,591	0.21%
Money market	436,819	0.56%
Savings	654,060	0.45%
Time deposits:
Less than $100,000	1,971,798	2.28%
$100,000 or greater	2,267,891	1.71%
Time deposits fair value adjustment:
Less than $100,000	5,859
$100,000 or greater	5,462
Total deposits	$6,529,864

At November 6, 2009, scheduled maturities of time deposits were as follows:

Year of Maturity	November 6, 2009

(In thousands)
2009	$1,291,488
2010	2,863,384
2011	80,684
2012	2,387
2013 & thereafter	1,746
Total	$4,239,689

Borrowings

As of November 6, 2009, there was $1.74 billion principal balance of borrowings outstanding from the FHLB with a fair value of $1.84 billion.  The borrowings are both term and callable advances and were secured by a blanket lien on eligible loans plus securities. The amount of callable advances at November 6, 2009 was $800 million. The maturities shown are the contractual maturities for all advances.

The following table summarizes the principal balance of FHLB advances outstanding and weighted average interest rates at November 6, 2009:

Year of Maturity	Principal Balance	Rate
(Dollars in thousands)
2009	$200,000	3.96%
2010	690,026	2.20%
2011	45,367	4.78%
2013	175,000	4.55%
2014	50,000	4.43%
2015	200,000	4.46%
2016	125,000	4.33%
2017	250,000	4.07%
2020	6,159	5.07%
Total	$1,741,552

At November 6, 2009, United Commercial Bank had securities sold under repurchase agreements with a fair value balance of $858.2 million with a maturity date ranging from December, 2009 to November, 2017.  The Bank extinguished all of these liabilities by the end of December 31, 2009.

The following table summarizes the fair value of the repurchase agreements outstanding, maturity and the weighted average interest rate as of November 6, 2009:

Year of Maturity	Fair Value	Rate
(Dollars in thousands)
2009	$19,450	0.20%
2010	54,021	0.34%
2011	53,909	5.00%
2016	174,048	4.73%
2017	556,816	3.08%
Total	$858,244

In the UCB Acquisition, the Bank assumed $6.53 billion in deposits at fair value. This amount represents approximately 45% of the Bank’s total deposits of $14.65 billion at November 30, 2009.  The Bank also assumed $1.84 billion in FHLB advances, at fair value.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied FASB Accounting Standard Codification Topic 805, Business Combination, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $74.4 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:

•

ability to increase the Company’s market share in California; develop market share in New York, New England, Georgia, Texas and the Pacific Northwest domestically, as well as increase market share in Hong Kong and develop market share in Shanghai and Shantou internationally ;

•

attractiveness of immediate core deposit growth with low cost of funds given that over the past several years, organic core deposit growth has been exceptionally difficult as financial institutions compete for deposits; and

•	opportunities to enhance income and efficiency due to duplications of effort as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the acquired loans, the Company believes that this acquisition will have an immediate positive impact on its earnings such as increase in the Bank’s net interest margin and efficiencies achieved through the elimination of duplicative operational processes.

The Company expects that the acquisition will positively affect its operating results in the near term.  The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of FASB Accounting Standard Codification Topic 310-30, Receivables, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the estimate of the contractual principal and interest payments for all impaired loans acquired in the acquisition was $3.41 billion and the estimated fair value of the loans was $2.00 billion, net of an accretable yield of $208.1 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all non-impaired loans acquired in the acquisition was $4.19 billion and the estimated fair value of the loans totaled $3.66 billion. The fair value of non-impaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank believes that its liquidity position will be improved as a result of this transaction. The Bank acquired $599.0 million in cash and cash equivalents, as well as $1.56 billion of investment securities.  Subsequent to November 6, 2009, $1.25 billion of investment securities were sold with a gain of approximately $2.4 million.. The remaining securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $6.53 billion were also assumed. Of this amount, $1.19 billion were in the form of highly liquid transaction accounts. Certificates of deposit comprised $4.24 billion of total deposits, or 65%.  Through December 31, 2009, the Bank has retained substantially all of the deposits assumed.

Below are the November 30, 2009 relevant regulatory ratios reflecting the UCB Acquisition. The Bank remains “well-capitalized” after taking into consideration the results of the transaction and a private placement of common stock public offering completed immediately prior to the acquisition:

Tier 1 leverage ratio	12.44%
Tier 1 risk based capital ratio	15.86%
Total risk based capital ratio	17.74%

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of East West Bancorp) at November 6, 2009 and the accompanying notes thereto.

The Company has omitted certain financial information of United Commercial Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of KPMG LLP
99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at November 6, 2009 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 22, 2010

EAST WEST BANCORP, INC. (Registrant)

By:	/s/ Douglas P. Krause
Douglas P. Krause, Esq. Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of KPMG LLP
99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at November 6, 2009 Notes to Statement of Assets Acquired and Liabilities Assumed